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                                                                   Exhibit 10.42
                                EXECUTIVE OFFICER

                              EMPLOYMENT AGREEMENT

         THIS EXECUTIVE OFFICER EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 23rd day of April, 2003 (the "Effective Date") by and between UNIVERSAL ELECTRONICS INC. (the "Employer") and PAUL D. ARLING ("Executive").

                                    RECITALS:

         WHEREAS, the Employer is presently headquartered in Cypress, California, and is engaged in the business of developing and marketing easy to use, pre-programmed universal remote control products primarily for home video and audio entertainment equipment and home security and home automation devices; and

         WHEREAS, on August 27, 2000, Executive and Employer entered into that certain Executive Officer Employment Agreement (the "Prior Executive Employment Agreement"), and the Prior Executive Employment Agreement is set to expire on September 30, 2003 and the parties wish to extend such date to April 30, 2006; and

         WHEREAS, Employer wishes to continue the employment of Executive as one of its key executives and avail itself of Executive's expertise, experience and capability in Employer's business as its Chairman of the Board and Chief Executive Officer to perform those duties and assume those responsibilities as set forth in this Agreement and as identified and outlined in Employer's Amended and Restated By-Laws, and to undertake such other duties and to assume such other responsibilities commensurate with Executive's designated position(s) as may be reasonably assigned to Executive from time to time by the Board of Directors of Employer; and

         WHEREAS, Executive hereby accepts such offer of continued employment and extension of term and desires to be employed by the Employer subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1.       EMPLOYMENT

         Subject to all of the terms and conditions of this Agreement, effective on the Effective Date , Employer hereby employs Executive and Executive hereby accepts such employment with Employer.

         2.       TITLE, AUTHORITY AND DUTIES

                  (a) TITLE(S) AND POSITION(S). On the Effective Date of this Agreement, Executive shall be employed in the position(s) of and shall have the title(s) of Chairman of the Board

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         and Chief Executive Officer of Employer. Until this Agreement is terminated as provided herein, Executive will continue to occupy such position(s) and hold such title(s) until Employer and Executive shall mutually agree in writing to change any such position(s) and title(s).

                  (b) AUTHORITY AND DUTIES. Executive will, during the term of this Agreement, and subject to Board of Director oversight, be responsible for all aspects of Employer's business. In addition, Executive shall perform those duties and assume those responsibilities as set forth in this Agreement and as identified and outlined in Employer's Amended and Restated By-Laws, as amended as of the date of this Agreement, and undertake such other duties and assume such other responsibilities commensurate with Executive's designated position(s) as may be reasonably assigned to Executive from time to time by the Board of Directors of Employer.

                  (c) EXCLUSIVE SERVICES AND EFFORTS OF EXECUTIVE. During the term of this Agreement, Executive shall serve the Employer, under the direction of Board of Directors of Employer, and shall faithfully, diligently, competently and, to the best of his ability, exclusively devote his full business time, energy and attention (unless otherwise agreed to by the parties) to the business of the Employer and to the promotion of its interest. Executive recognizes that Employer's organization, business and relationship with clients, prospective clients and others having business dealings with Employer are and will be the sole property of Employer and Executive shall have no separate interests or rights with respect thereto, except as an employee of Employer. Executive may own less than a five percent (5%) interest in a supplier, client, or competitor of Employer if the supplier, client, or competitor is a publicly traded company.

                  (d) OTHER ACTIVITIES AND INTERESTS. Employer shall be entitled to all of the benefits, emoluments, profits, discoveries or other issues arising from, incident to and related to any and all work, services and advice of Executive to Employer in carrying out his duties and responsibilities hereunder. Executive shall not, without the written consent of Employer, directly or indirectly, render services to or for any person, firm, corporation or other entity or organization, whether or not in exchange for compensation, regardless of the form in which such compensation, if any, is paid and whether or not it is paid directly or indirectly to him if the rendering of such service would interfere with the performance of his duties and responsibilities to Employer hereunder. Notwithstanding the foregoing sentence, Executive may spend time and attention to personal investment and community activity matters and such other personal matters consistent with Employer's policies and procedures set forth within Employer's policy manual in effect from time to time which are equally applicable to all of Employer's executive employees, so long as the spending of such time and attention does not substantially interfere with the performance of his duties and responsibilities to Employer hereunder.

         3.       TERM OF EMPLOYMENT AND TERMINATION

                  (a) TERM. Unless earlier terminated as provided herein, the term of this Agreement shall commence at the start of business on the Effective Date of this Agreement and shall continue through the end of business on April 30, 2006 (the "Initial Term"). Unless

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         terminated by either party by giving the other party written notice of an intent not to renew this Agreement at least one hundred twenty (120) days prior to the end of the Initial Term or any successive one (1) year term, this Agreement shall automatically extend for one (1) additional year after the Initial Term and then again for a one (1) year term after each successive year.

                  (b)      TERMINATION.

                           (i) BY EMPLOYER FOR JUST CAUSE. Employer may terminate the employment of Executive under this Agreement for Just Cause (as defined herein) at any time upon delivery of written notice to him setting forth, in reasonable specificity, such Just Cause. For purposes of this Agreement, and particularly this subsection 3(b)(i), "Just Cause" shall mean:

                                    (1)      The continued failure by or refusal
                           of Executive to substantially perform his duties and responsibilities as set forth herein; or

                                    (2)      Executive's indictment for,
                           conviction of or a guilty plea to a felony or any crime involving moral turpitude, whether or not affecting the Employer; or

                                    (3)      The engagement by Executive in
                           personal illegal conduct which, in the reasonable judgment of Employer, by association with him, is materially and demonstrably injurious to the property and/or business of Employer; or

                                    (4)      Any material breach by Executive of
                           the terms and conditions contained herein, including without limitation, those certain confidentiality provisions set forth in Section 16; or

                                    (5)      The commission of any act opposed
                           to the best interests of Employer for which Executive would not be entitled to indemnification under Employer's Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended as of the date of this Agreement; or

                                    (6)      The failure by Executive to protect
                           the best interests of Employer through Executive's gross neglect of duty.

                           (ii) BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment with Employer under this Agreement for Good Reason (as defined herein) at any time upon delivery of written notice to Employer setting forth, in reasonable specificity, such Good Reason(s). For purposes of this Agreement, and particularly this subsection 3(b)(ii), "Good Reason" shall mean:

                                    (1)      The attempted discontinuance or
                           reduction in Executive's "Base Cash Salary" (as defined herein);

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                                    (2)      The attempted discontinuance or
                           reduction in Executive's bonuses and/or incentive compensation award opportunities under plans or programs applicable to him, unless such discontinuance or reduction is a result of Employer's policy applied equally to all executive employees of Employer; or

                                    (3)      The attempted discontinuance or
                           reduction in Executive's stock option and/or stock award opportunities under plans or programs applicable to him, unless such discontinuance or reduction is a result of Employer's policy applied equally to all executive employees of Employer; or

                                    (4)      The attempted discontinuance or
                           reduction in Executive's perquisites from those historically provided him during his tenure with the Employer and generally applicable to executive employees of Employer; or

                                    (5)      The relocation of Executive to an
                           office (other than Employer's current headquarters) located more than fifty (50) miles from his then current office location; or

                                    (6)      The significant reduction in
                           Executive's responsibilities and status within the Employer or change in his title(s) or position(s); or

                                    (7)      Any change in Executive's
                           position(s) and title(s), as set forth in Section 2(a), to which Executive has not agreed in writing; or

                                    (8)      The attempted discontinuance of
                           Executive's participation in any benefit plans maintained by Employer unless such plans are discontinued by reason of law or loss of tax deductibility to the Employer with respect to the contributions to or payments under such plans, or are discontinued as a matter of the Employer's policy applied equally to all participants; or

                                    (9)      The attempted reduction of
                           Executive's paid vacation to less than that as provided in this Agreement; or

                                    (10)     The failure by Employer to obtain
                           an assumption of Employer's obligations under this Agreement by any assignee of or successor to Employer, regardless of whether such entity becomes a successor to Employer as a result of merger, consolidation, sale of assets of Employer or other form of reorganization; or

                                    (11)     The occurrence of any of the items
                           set forth in paragraphs (1) through (10) of this subsection 3(b)(ii), if, in the reasonable determination by the Executive, such occurrence happens as a result of and within the shorter of six
                           (6) months or the remaining term of this Agreement following a "Change in Control" (as such term is defined below). For the purposes of this Agreement, a "Change in Control" shall be deemed to occur when and only when the first of the following events occurs:

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                                             a.       Any "person" or "group"
                                    (as such terms are used in Sections 3(a), 3(d), and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"), other than (i) a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or any of its subsidiaries or (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act)), directly or indirectly, of securities of the Corporation representing 20% or more of the total voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"); or

                                             b.       Individuals who are
                                    members of the Incumbent Board, cease to constitute a majority of the Board of Directors of the Corporation. The term "Incumbent Board" shall mean (i) the members of the Board of Directors on the effective date of this Agreement, and (ii) any individual who becomes a member of the Board of Directors after the effective date of this Agreement, if his or her election or nomination for election as a director was approved by the affirmative vote of a majority of the then Incumbent Board; or

                                             c.       (i) The merger or
                                    consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation which would result in the Voting Stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the Voting Stock or the voting securities of such surviving entity outstanding immediately after such merger or consolidation, (ii) the sale, transfer or disposition of all or substantially all of the Corporation's assets to any other corporation or entity, or (iii) the dissolution or liquidation of the Corporation.

                           (iii) AUTOMATICALLY IN ACCORDANCE WITH SUBSECTION 3(A). In addition to the rights to terminate this Agreement as set forth in subsections 3(b)(i) and 3(b)(ii), this Agreement may also terminate automatically in accordance with subsection 3(a).

                           (iv) DISAGREEMENTS. Any disagreement concerning whether there has been Just Cause for termination by Employer or Good Reason for termination by Executive will be resolved by binding arbitration in accordance with the provisions of
                  Section 18 of this Agreement.

                  (C) EFFECT OF TERMINATION. Upon termination of Executive's employment with Employer:

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                           (i)      BY EMPLOYER FOR JUST CAUSE. Executive shall
                  not be entitled to receive payment of any salary, bonus, expenses, or other benefits beyond the date of termination and, subject to this subsection 3(c)(i), Section 17, and Executive's agreement to repay, without set off, all amounts due Employer for monies loaned Executive as set forth in
                  Section 19, this Agreement shall become null and void effective as of the date of termination and Employer and Executive shall have no further obligation hereunder toward the other except for the payment of salary, bonus, vacation, expenses and benefits, if any, which have accrued but remain unpaid prior to and as of the termination date.

                           (ii)     BY EXECUTIVE FOR GOOD REASON.

                                    (1)      Employer shall pay to Executive
                           salary, bonus, vacation, expenses, and benefits, which have accrued but remain unpaid prior to and as of the termination date, within the time period for such payment specified by the laws of the state of California.

                                    (2)      In addition to such amounts under
                           subsection 3(c)(ii)(1) above, Executive shall be paid by Employer in a lump sum within twenty (20) business days of such termination, an amount that is equal to the sum of the following:

                                             (A)      The amount equivalent to
                                    salary payments for eighteen (18) months
                                    (twenty-four (24) months if such termination is pursuant to subsection 3(b)(ii)(11)), at that rate of pay which is not less than Executive's rate of Base Cash Salary in effect immediately prior to the effective date of such termination (without regard to any attempted reduction or discontinuance of such salary); and

                                             (B)      The amount equivalent to
                                    eighteen (18) months (twenty-four (24)
                                    months if such termination is pursuant to subsection 3(b)(ii)(11)), multiplied by the greater of (i) the monthly rate of the bonus payment for the bonus period in the year immediately prior to Executive's termination date or (ii) the estimated amount of the bonus for the period which includes Executive's termination date (without regard to any attempted reduction or discontinuance of such bonus).

                                    (3)      In addition to such amounts under
                           subsections 3(c)(ii)(1) and 3(c)(ii)(2) above, Executive shall also receive, (i) in cash, the value of the incentive compensation (including, but not limited to, employer contributions to the Universal Electronics Inc. 401(K) and Profit Sharing Plan) and
                           (ii) the rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and stock option and stock award plans maintained by Employer if Executive had remained in the employ of Employer for eighteen
                           (18) months (twenty-four (24) months if such termination is pursuant to subsection 3(b)(ii)(11)), (without regard to any attempted reduction or discontinuance of such incentive compensation).

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                           The amount of such payment and/or grants shall be
                           determined as of the date of termination and shall be paid and/or issued as promptly as practicable and in no event later than thirty (30) days after such termination.

                                    (4)      Employer shall also maintain in
                           full force and effect for the Executive's continued benefit (and, to the extent applicable, the continued benefit of her dependents) all of the employee benefits (including, not limited to, coverage under any medical and insurance plans, programs or arrangements) to which he would have been entitled under all employee benefit plans, programs or arrangements maintained by Employer if Executive had remained in the employ of Employer for eighteen (18) months (twenty-four (24) months if such termination is pursuant to subsection 3(b)(ii)(11)), (without regard to any attempted reduction or discontinuance of such benefits), or if such continuation is not possible under the terms and provisions of such plans, programs or arrangements, Employer shall arrange to provide benefits at least equal to those which Executive (and, to the extent applicable, his dependents) would have been entitled to receive if he had remained a participant in such plans, programs or for such eighteen (18) month period (twenty-four (24) months, if such termination is pursuant to subsection 3(b)(ii)(11)) )),(without regard to any attempted reduction or discontinuance of such benefits)..

                                    (5)      Subject to this subsection
                           3(c)(ii), Section 17, and Executive's agreement to repay, without set off, all amounts due Employer for monies loaned Executive as set forth in Section 19, this Agreement shall become null and void effective as of the date of termination and Employer and Executive shall have no further obligation hereunder toward the other.

                           (iii) PURSUANT TO SUBSECTION 3(b)(iii). Executive acknowledges and agrees that in the event that this Agreement terminates in accordance with subsection 3(b)(iii), that Employer and Executive shall have no further obligation hereunder toward the other except (1) for the payment of salary, bonus, vacation, expenses and benefits, if any, which have accrued but remain unpaid prior to and as of the termination date, (2) as set forth in Section 17, and (3) for Executive's agreement to repay, without set off, all amounts due Employer for monies loaned Executive as set forth in
                  Section 19.

                           (iv) SUBMISSION OF RESIGNATIONS BY EXECUTIVE. Upon termination of this Agreement by either Employer or Executive as set forth herein and the receipt by Executive of
                  (1) all cash amounts due him as set forth herein and (2) a written representation signed by an authorized representative of Employer that all non-cash obligations of Employer as set forth herein have been fulfilled or, as the case may be, have been commenced, Executive shall immediately submit Executive's resignation for any and all offices or directorships of Employer and/or any and all subsidiaries and affiliates of Employer (the "Resignation") which Resignation shall have retroactive application and effect to such termination date; provided however that during such time period from the effective date of such termination to the date

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                  Executive submits the Resignation, Executive acknowledges and agrees that he does not have authority to bind Employer to any contracts or commitments and agrees not to create any obligation for Employer or bind or attempt to bind Employer in any manner whatsoever. Executive also acknowledges that he shall have no supervisory or managerial responsibility or authority from and after the effective date of the termination of this Agreement, regardless of whether he submits the Resignation or not, and agrees not to involve himself in any activities of Employer, except as may be requested by an authorized officer of Employer.

         4.       TOTAL COMPENSATION

         While employed under this Agreement and in consideration of the services to be rendered by Executive pursuant hereto, Executive shall receive the following amounts/benefits as the sole and total compensation for the performance of his duties and obligations under this Agreement:

                  (a) BASE CASH SALARY. A salary at the rate of Four Hundred Twenty Thousand Dollars (US$420,000) per annum (the "Base Cash Salary"), which shall be deemed to accrue from day to day, payable in accordance with Employer's standard payroll practices and procedures;

                  (b) BONUS. A bonus calculated in accordance with the plans or programs established by Employer from time to time payable in accordance with Employer's standard payroll practices and procedures; provided that any such bonuses whenever earned and paid shall be determined without regard to any material gains and losses which occur outside of the scope of Employer's ordinary operating business unless any such plans or programs explicitly include such material gains and losses within the determination of any such bonuses;

                  (c) STOCK OPTIONS. Stock option grants or stock awards in accordance with the plans or programs established by Employer from time to time;

                  (d) INCENTIVE COMPENSATION. Participation in Employer's incentive compensation plans and/or programs, including, but not limited to, receipt of employer contributions to the Universal Electronics Inc. 401(K) and Profit Sharing Plan and the right to receive stock awards and to exercise stock options under Employer's various stock option plans and/or such other plans and/or programs which are established from time to time;

                  (e) BENEFITS. The benefits provided by Employer to its executive employees generally, including without limitation, the benefits and perquisites included under the Universal Electronics Inc. group family health insurance program, which includes comprehensive medical insurance, dental insurance, group disability, group life insurance, and executive bonus (supplemental life); provided that the benefits provided to Executive shall be no less extensive than that provided him immediately prior to the date of this Agreement;

                  (f) VACATION. Four (4) weeks (twenty (20) working days) vacation with pay, determined and carried over in accordance with the policies and procedures set forth within

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         Employer's policy manual in effect from time to time which are equally applicable to all of Employer's executive employees;

                  (g) OTHER PERQUISITES. Such other employee benefits and perquisites that are provided by Employer to executives generally, provided that the other perquisites provided to Executive shall be no less extensive than the most extensive perquisites provided to any other executive employee of the Employer;

                  (h) D&O INSURANCE. Director and Officer Liability insurance in a reasonably sufficient amount;

                  (i) DISCRETIONARY BONUS. Such other amounts of compensation and/or bonus which is determined by Employer from time to time;

                  (j) REVIEWS. The total amount of compensation to be paid and/or provided to Executive shall be reviewed by the Board of Directors, or such committee thereof, of Employer as of the first day of each calendar year while this Agreement is in force and effect. In no event shall such review result in a reduction or discontinuance of the amount of compensation paid and/or provided to Executive hereunder except if such reduction or discontinuance occurs by reason of law or loss of tax deductibility to the Employer with respect to the contributions to such plans, or are discontinued as a matter of the Employer's policy applied equally to all participants.

         5.       ADJUSTMENTS IN CASE OF EXCESS PARACHUTE PAYMENTS

         In the event that the aggregate present value (determined in accordance with applicable federal, state and local income tax law, rules and regulations) of all payments to be made and benefits to be provided to Executive under this Agreement and/or under any other plan, program or arrangement maintained or entered into by Employer or any of its subsidiaries shall result in "excess parachute payments" to him within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable provision of successor legislation, which subject him to the Excise Tax under Section 4999 of the Code or any comparable provision of successor legislation, Employer shall pay to Executive an additional amount (the "gross-up payment") calculated so that the net amount received by him after deduction of the Excise Tax and of all federal, state and local income taxes upon the gross-up payment shall equal the payments to be made and the benefits to be provided to him under this Agreement. For purposes of determining the amount of the gross-up payment, Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rates thereof in the calendar year in which the gross-up payment is to be made, net of the maximum reduction in federal income taxes obtainable from deduction of such state and local taxes. The computations required by this Section 5 shall be made by the independent public accountants then regularly retained by Employer, in consultation with tax counsel selected by and acceptable to Executive. Employer shall pay all of its accountants' fees and the lesser of (i) one-half of Executive's tax counsel's fees or (ii) $2,500.

         6.       REIMBURSEMENT FOR BUSINESS RELATED EXPENSES

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         Employer shall reimburse Executive for all reasonable expenses incurred and paid by him in connection with Employer's business in accordance with Employer's policy manual in effect from time to time.

         7.       INTEREST

         In the event any payment to Executive under this Agreement is not paid within five (5) business days after it is due, such payment shall thereafter bear interest at the prime rate from time to time in effect at Bank of America, Los Angeles, California; provided however, that this provision shall not excuse the timely payment of such sums required by this Agreement.

         8.       NOTICES

WRITTEN NOTICES TO BE GIVEN UNDER THIS AGREEMENT SHALL BE PERSONALLY DELIVERED
                  OR SENT BY OVERNIGHT COURIER (SUCH AS FEDERAL EXPRESS, DHL OR UPS AND THE LIKE) OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES SET FORTH BELOW:

         To Employer:
         Universal Electronics Inc.
         6101 Gateway Drive
         Cypress, California 90630
         Attn.: Corporate Secretary

         With a required copy to:
         Universal Electronics Inc.
         6101 Gateway Drive
         Cypress, California 90630
         Attn: The Board of Directors

         To Executive:
         Mr. Paul D. Arling
         At his last known address as reflected in Employer's records

         9.       SEVERABILITY

         If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be ineffective or impaired thereby.

         10.      GOVERNING LAW

         This Agreement shall be governed by the law of the state of California without regard to the conflicts of laws provisions of the state of California.

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         11.      WAIVER

         The failure of either party to insist in any one or more instances on strict performance of any of this Agreement's provisions, or to exercise or enforce any right, remedy or obligation under this Agreement, shall not be construed as a waiver or relinquishment of any right, remedy or obligation, and the right, remedy or obligation shall continue in full force and affect.

         12.      ENTIRE AGREEMENT AND MODIFICATION

         This Agreement, together with that certain Nonrecourse Secured Promissory Note described more fully in Section 19 of this Agreement, sets forth the entire agreement of the parties concerning the employment of Executive by the Employer and any oral or written statements, representations, agreements or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, including without limitation the Prior Executive Employment Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. This Agreement may be modified only by a written instrument duly executed by each party hereto.

         13.      ASSIGNMENT

         This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators, successors and assigns. Any such assignee or successor of Employer shall, within ten (10) business days after receipt of a written request by Executive, send to Executive its acknowledgment and agreement that such assignee or successor expressly assumes all of Employer's obligations under this Agreement as if such assignee or successor was the original employer and the term "Employer" as used herein shall include any such assignee or successor.

         14.      INTERPRETATION OF AGREEMENT

         The parties have cooperated in the drafting and preparation of this Agreement. Therefore, the parties hereto agree that, in any construction to be made of the Agreement the same shall not be construed against any of the parties by reason of its drafting or the identity of its preparer. Each of the parties hereto has carefully read this Agreement and has been given the opportunity to have it reviewed by legal counsel and negotiate its terms.

         15.      SPECIFIC OBLIGATIONS OF THE EXECUTIVE

         In addition to the general duties set forth herein, Executive shall use his reasonable efforts for the benefit of Employer by whatever business activities Employer finds reasonably appropriate to maintain and improve Employer's standing in the community generally and among current and prospective customers, including such entertainment for business purposes as Executive and Employer mutually consider appropriate. Executive shall undertake business development endeavors as reasonably directed by Employer.

         16.      NONDISCLOSURE AND NONAPPROPRIATION OF INFORMATION AND
NONCOMPETITION

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                  (a)      Executive recognizes and acknowledges that while
         employed by Employer, he has and will have access to, learn, be provided with and, in some cases, prepare and create certain confidential, proprietary business information and/or trade secrets for Employer, including, but not limited to, lists, files and forms, all of which are of substantial value to Employer and its business. Notwithstanding any other provision of this Agreement, Employer's confidential, proprietary business information and/or trade secrets do not include any information (i) which is in the public domain at the time Employer discloses it to Executive; (ii) which, after Employer discloses it to Executive, becomes part of the public domain through publication or otherwise, other than by Executive's act; (iii) which was in Executive's possession prior to its disclosure to Executive by the Employer; or (iv) which Executive receives from a third party having the right to make such disclosure, without restriction on the disclosure or use thereof. In this connection, Executive expressly covenants and agrees, during his employment with Employer, to:

                        (i) Hold in a fiduciary capacity and not reveal, communicate, use or cause to be used for his own benefit or divulge any trade secrets, or other proprietary right now or hereafter owned by the Employer;

                       (ii) Not sell, exchange or give away, or otherwise dispose of any trade secrets now or hereafter owned by Employer, whether the same shall or may have been originated or discovered by Employer or otherwise;

                      (iii) Not reveal, divulge or make known to any person, firm, corporation or other entity any trade secret of Employer, except as required to do so by law, regulation, subpoena, or court order, provided, however, that to the extent that Executive can, Executive shall first give written notice to Employer so that Employer may seek an appropriate protective order;; and

                       (iv) Not reveal, divulge or make known to any person (other than his spouse, attorney, tax advisors,and/or accountant), firm, company or corporation any of the terms of this Agreement, unless required to do so by law, regulation, subpoena, or court order and provided that it shall not be a breach of this Agreement for Executive to present this Agreement under seal to any court or arbitral tribunal called upon to enforce it.

                  (b) To protect the legitimate business interests of Employer from unfair competition by Employee, Employee expressly covenants and agrees that during his employment with Employer and continuing thereafter for a period of two (2) years, Employee shall not, directly or indirectly:

                           (i) Solicit, interfere with or endeavor to entice away from Employer any person, firm, company or corporation that, at the time Employee's employment with Employer ceased, was doing business with Employer and accounted for ten percent (10%) or more of Employer's gross revenue as determined by Employer's book and records; and

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                           (ii)     Solicit for hire, either directly or
                  indirectly, or hire as a result of such solicitation, any key employee of Employer, except that Executive may hire any such key employee so long as such hiring was made as a result of a general solicitation of employment through typical solicitation means, such as advertisements and the like, or such solicitation was initiated by such key employee.

                  (c) Executive further covenants and agrees to return to Employer either before or immediately upon his termination of employment with Employer any and all written information, material or equipment that constitutes, contains or relates to Employer's trade secrets and which relate to Employer's business which are in Executive's possession, custody and control, whether confidential or not, including any and all copies thereof which may have been made by or for Executive. Executive shall maintain no copies thereof after termination of his employment.

         17.      SURVIVAL OF OBLIGATIONS

         In addition to those specific provisions of Section 3, which by their express terms survive the termination of this Agreement under certain circumstances, the terms and conditions and obligations of the parties as contained or described in Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, 17,
18, 19, and 20 shall survive the termination of this Agreement and, notwithstanding such termination, shall remain fully binding on the parties hereto.

         18.      ARBITRATION

         Except for any claim or dispute in which equitable relief under this Agreement is sought, any disagreement, dispute or controversy concerning whether there has been Just Cause, Good Reason or breach of any of the terms of this Agreement shall be settled exclusively and finally by arbitration. The arbitration shall be administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes then in effect (the "AAA Rules"). The arbitration shall be conducted in Los Angeles, California, or in such other city as the parties to the dispute may designate by mutual consent. The arbitral tribunal shall consist of three arbitrators (or such lesser number as may be agreed upon by the parties) selected according to the procedure set forth in the AAA Rules, with the chairman of the arbitral tribunal selected in accordance with the AAA Rules. Except as otherwise set forth in this Agreement, the fees and expenses of the arbitral tribunal in connection with such arbitration shall be borne by the parties to the dispute as shall be determined by the arbitral tribunal.

         19.      RELOCATION LOAN MADE TO EXECUTIVE

                  On or about April 22, 1999, Employer loaned the principal sum of $200,000 to Executive, which loan is evidenced by that certain Nonrecourse Secured Promissory Note signed by Executive in favor of Employer dated April 22, 1999 and notarized on April 28, 1999 (the "Note"), together with that certain Deed of Trust with Assignment of Rents (Short Form) signed by Executive and Executive's spouse for the benefit of Employer dated April __, 1999 and notarized on April 28, 1999 (the "Deed"), copies of which are attached hereto as Exhibit A. Executive represents and warrants that immediately prior to the execution of this Agreement, he was not in default or in any

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other way in breach of any of the terms of the Note or the Deed. Executive hereby agrees, acknowledges and reaffirms (i) his obligations to Employer pursuant to the Note and the Deed, (ii) that any reference made within the Note and/or the Deed to the "Executive Employment Agreement" shall mean this Agreement and not the Prior Executive Employment Agreement, and (iii) that except as specifically modified by this Agreement, the Note and the Deed shall be and remain in full force and effect in accordance with their respective terms and Executive shall fully perform all of his obligations under the Note and the Deed. So long as Executive is not in default or in any other way in breach of any of the terms of the Note or the Deed, Employer shall, on each December 15 during the term of such Note and on the payment of principal of the Note, pay to Executive an amount equal to 1.045 times the amount of interest due by Executive under the Note as of each of such dates (the "Interest Compensation"), regardless of whether Executive is employed by Employer on such dates. Such loan and such Interest Compensation is in addition to all amounts to be paid and/or reimbursed to Executive pursuant to Employer's Executive Relocation Policy

                         * * * * * * * * * * * * * * * *
                      Signatures contained on the next page

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         IN WITNESS WHEREOF, the parties have executed the Agreement as of the
Effective Date

Signed and acknowledged in                          UNIVERSAL ELECTRONICS INC.
the presence of:

____________________________                   By:_____________________________
Corporate Secretary                               An Authorized Member of the
                                                  Compensation Committee of the
                                                  Board of Directors

                                               PAUL D. ARLING

____________________________                   ________________________________
                                               Signature

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                                    EXHIBIT A

                   COPY OF NONRECOURSE SECURED PROMISSORY NOTE
                                       AND
               DEED OF TRUST WITH ASSIGNMENT OF RENTS (SHORT FORM)

                             PURSUANT TO SECTION 19

[Note: See Prior Executive Employment Agreement]

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